Exhibit 99.1

Zale Corporation Reports First Quarter Fiscal 2010 Results

  Revenues of $329 million compared to $364 million in prior year
  Comparable store sales down 6.8%
  First quarter SG&A declines $24 million compared to prior year
  Operating margin improves approximately $9 million, or 80 basis points, compared to prior year
  Net loss of $57.6 million compared with loss of $48.4 million in prior year
  Inventory declines approximately $100 million compared to prior year

DALLAS--(BUSINESS WIRE)--November 24, 2009--Zale Corporation (NYSE: ZLC) today announced that for the fiscal quarter ended October 31, 2009, it had aggregate revenues of $329 million, a decrease of 9.6% compared to $364 million during the comparable quarter in 2008. The Company experienced a net loss of $57.6 million compared to a net loss of $48.4 million in the prior period. Net loss per share for the quarter was ($1.80) per share, compared to a net loss per share of ($1.52) for the comparable quarter last year.

The Company achieved gross margin on sales of 48.6% during the quarter ended October 31, 2009 compared to 48.5% in the prior year. Same store sales during the quarter decreased 6.8%, compared to a decrease of 3.7% during the 2008 period. The Company has closed a total of 209 retail locations since October 31, 2008.

The Company reduced aggregate selling, general and administrative expenses by $24 million during the quarter ended October 31, 2009 compared to the prior year. This reduction resulted primarily from lower occupancy costs due to store closures and rent adjustments, as well as reductions in personnel and other overhead costs previously implemented by the Company. As a result, the Company’s operating margin for the quarter was (16.6)%, an improvement of 80 basis points compared to the comparable period in the prior year.

Income tax expense for the quarter was $1 million, compared to a tax benefit of $19 million during the year earlier period. In the fiscal quarter ended October 31, 2009, the Company was unable to recognize a tax benefit on losses in the U.S. due to the three-year cumulative loss rules. However, the Company expects to receive a tax refund during the current fiscal year of approximately $16 million as a result of recent tax law changes increasing the net operating loss carry-back period from two to five years.

Inventory at October 31, 2009 was $902 million, a decrease of approximately $100 million from October 31, 2008. As of October 31, 2009, the Company had outstanding debt of $466 million, compared to $369 million as of October 31, 2008, reflecting in large part earlier payments for Holiday inventory purchases. The Company's asset-backed revolving credit facility increases to $600 million during the Holiday season to provide liquidity for Holiday purchases.

“We are encouraged that both sales and margin strengthened as the quarter progressed,” commented Neal Goldberg, Chief Executive Officer. “Importantly, we are well positioned to improve our Holiday execution and financial performance. Our merchandising initiatives have been tested, our stores are fully set and we have the inventory to deliver on our Holiday plans. We will not offer the same level of broad discounting this Holiday season as we did in 2008, which will help us expand our gross margin,” added Mr. Goldberg.

“During the quarter we delivered an incremental $24 million reduction in SG&A from the prior year, and we expect to continue reducing operating costs during the next 12 months,” commented Matt Appel, Chief Financial Officer. “Continuing steps to reduce costs will complement stronger pricing discipline and reduced inventory purchases as we work to enhance free cash flow. We are taking strong steps to achieve higher margin realization, while also continuing a trend toward lower aggregate inventory throughout the system,” added Mr. Appel.

A conference call will be held today at 10:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,930 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding estimated cost savings and inventory reductions, expectations regarding discounting, the implementation and success of merchandising initiatives, financial condition and liquidity, as well as other strategies being implemented by the Company and their future success. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citibank may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2009. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended October 31,
	2009	2008
		As Restated

Revenues	$329,210	$364,130
Cost of Sales	169,377	187,443
Gross Margin	159,833	176,687
% of Revenue	48.6%	48.5%
Selling, General and Administrative	199,182	223,312
% of Revenue	60.5%	61.3%
Cost of Insurance Operations	1,782	1,760
Depreciation and Amortization	13,363	15,101
Operating Loss	(54,494)	(63,486)
% of Revenue	(16.6)%	(17.4)%
Interest Expense	1,921	3,471
Loss Before Income Taxes	(56,415)	(66,957)
Income Tax Expense (Benefit)	1,205	(18,574)
Net Loss	$(57,620)	$(48,383)

Basic Loss Per Common Share	$(1.80)	$(1.52)
Diluted Loss Per Common Share	$(1.80)	$(1.52)

Weighted Average Number of Common Shares Outstanding:
Basic	31,977	31,756
Diluted	31,977	31,756

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET DATA
(Unaudited, amounts in thousands)

	October 31,2009	October 31, 2008
		As Restated
ASSETS
Current Assets:
Cash and cash equivalents	$24,038	$35,209
Merchandise inventories	902,344	1,001,909
Other current assets	55,536	88,094
Total current assets	981,918	1,125,212
Net property and equipment	229,320	287,799
Other assets	170,920	142,956
Total Assets	$1,382,158	$1,555,967

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$356,370	$457,509
Deferred tax liability	46,366	65,145
Total current liabilities	402,736	522,654
Long-term debt	465,500	368,505
Other liabilities	195,450	173,145
Stockholders’ Investment	318,472	491,663

Total liabilities and stockholders’ investment	$1,382,158	$1,555,967

CONTACT:
Zale Corporation
Matt Appel, 972-580-4670
Executive Vice President and CFO
or
David Sternblitz, 972-580-5047
Vice President and Treasurer